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                                                                   EXHIBIT 21.1


                              LIST OF SUBSIDIARIES


1. Witness Systems, LLC
2. Witness Systems Canada, Inc.
3. Witness Systems Pty Limited
4. Equality Systems Sweden AB
5. Witness Systems, S.A. de C.V.
6. Witness Systems Services, S.A. de C.V.
7. Witness Systems, K.K
8. Witness Systems Europe Limited